Exhibit 12.2
CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER

I, Hugh Baker, certify that:

1. I have reviewed this Amendment No. 1 to Annual Report on Form 20-F, of Eneti Inc. (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

Date:	April 20, 2021

/s/ Hugh Baker
Name:	Hugh Baker
Title:	Chief Financial Officer (Principal Financial Officer)